Exhibit 99.2

From: Timothy Healy

  Sent: Thursday, June 22, 2017 9:48 AM

  To: Timothy Healy

  Subject: Exciting Company Update

Team –

I have some exciting news to share with you. As we discussed at this morning’s all hands, we announced that we have entered into an agreement to be acquired by the Enel Group, a global leader and world-renowned pioneer in renewable energy, smart grid technologies, and transformational energy services. We couldn’t be more excited to join forces with a company that shares our vision to change the way the world uses energy and who has the resources, reach, and track record to do just that.

If you’re unfamiliar with the Enel Group, let me share a few high-level details (with many more to come). Enel is one of the leading and most innovative energy companies in the world. In 2015, Fortune Magazine listed Enel no. 5 out of 50 companies capable of changing the world . Headquartered in Rome, Italy, Enel has operations in 30 countries across four continents, and more than 65 million customers around the world. Enel is number 78 on the Fortune Globe 500 list with annual revenues of $83B . Almost half of the energy generated by Enel is produced with zero carbon dioxide emissions, making it one of the world’s leading producers of clean energy. Enel, which has set a goal to be completely carbon neutral by 2050 , plays a critical role in tackling climate change and sits on the Board of the United Nations Global Compact .

In addition to its commitment to sustainability, Enel is also a leader in advancing smart grid infrastructure . Enel was the first utility in the world to replace traditional meters with smart electronic meters, enabling real-time data and analytics. The company is actively developing new data-driven ways to analyze energy consumption in real time, distribute energy more efficiently and enable entirely new services that accelerate the transition to a more sustainable, distributed energy future. The goal is for a smarter grid that only delivers electricity where and when it is needed, reducing costs and waste while helping to protect the environment.

Our management team and Board of Directors strongly believe that this is a terrific development for our company. This deal reflects the value that Enel sees in our best-in-class demand response, energy procurement, and energy intelligence software solutions, our enviable market position, and you, our employees—by far the most talented team in the industry.

Just over a month ago, Enel announced the launch of a new global business line headed by Francesco Venturini (formerly CEO of the Renewable Energies division, Enel Green Power), called e-Solutions. This new business line will focus on the areas of batteries and energy optimization platforms, distributed generation systems, energy efficiency management, electric mobility, and public lighting. The acquisition of EnerNOC is a key element of this new business’ strategy and we couldn’t be more excited.

EnerNOC’s talented employee base is one of the primary reasons that the Enel Group is interested in acquiring the company. Enel views the work we have done over the last 15 years as foundational, and it is looking to leverage the talented team that helped EnerNOC reach its market-leading position to accelerate its own growth through the next phase of energy market transformation. Enel’s vision for the future closely aligns with EnerNOC’s, and the combination of our people, technology, global reach, and expertise will create powerful new opportunities for growth.

We anticipate the transaction will close in the third quarter of this year, subject to the satisfaction of customary conditions. Upon completion of the transaction, we will work with the Enel management team to ensure a successful integration. Until close, we will operate our business as usual. We should all focus on delighting our customers with the high quality products and service they have come to expect from us. If you receive any inquiries from media or other external sources, please direct them to me or to Sarah McAuley (smcauley@enernoc.com), as it is important that we speak with a unified voice.

Please do not hesitate to reach out with any questions. I want to take the opportunity to thank each of you for your unwavering dedication to our company. We have made significant enduring accomplishments that we can all be very proud of and we all should look forward to this next chapter in the company’s evolution, as we continue to transform the way the world uses energy.

Onward and Upward!

Tim Healy

Forward-Looking Statements

Statements in this communication regarding the sale of EnerNOC, including, without limitation, statements relating to the ability of EnerNOC and the Enel Group to complete the transactions contemplated by the merger agreement and the timing of the expected closing, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including the risks impacting the timing of the proposed acquisition, including the tender offer and subsequent merger, risks relating to satisfying closing conditions, risks to the business relating to the announcement and pendency of the transaction, and those risks, uncertainties and factors referred to under the section “Risk Factors” in EnerNOC’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as well as other documents that may be filed by EnerNOC from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. EnerNOC is providing the information in this communication as of this date and assumes no obligations to update the information included in this communication or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information about the Transaction and Where to Find It

In connection with the proposed acquisition, the Enel Group, through its wholly owned subsidiary, will commence a tender offer for all of the outstanding shares of EnerNOC. The tender offer has not yet been commenced. The description contained in this communication is neither an offer to purchase nor a solicitation of an offer to sell securities of EnerNOC. At the time the tender offer is commenced, the Enel Group and its wholly owned subsidiary intend to file a Tender Offer Statement on Schedule TO containing an offer to purchase, forms of letters of transmittal and other documents relating to the tender offer, and the Company intends to file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Investors and stockholders of EnerNOC are strongly advised to read the Tender Offer Statement on Schedule TO, including the offer to purchase, form of letter of transmittal and other documents related to the tender offer, and the Solicitation/Recommendation Statement on schedule 14D-9 that will be filed by EnerNOC, and other relevant materials when they become available, because these materials contain important information regarding the tender offer. Stockholders of EnerNOC will be able to obtain a free copy of these documents (when they become available) and other documents filed by EnerNOC or the Enel Group with the SEC at the website maintained by the SEC at www.sec.gov. In addition, the Schedule TO and related exhibits, including the offer to purchase, forms of letters of transmittal, and other related tender offer documents may be obtained (when available) for free by contacting the EnerNOC at One Marina Park Drive, Suite 400, Boston, MA 02210.